For period ending   April  30, 1999			Exhibit 77C

File number 811-7540


Global High Income Dollar Fund Inc.


	On March 4, 1999 the Fund's stockholders elected board members and ratified the selection of independent auditors. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.














































For period ending April 30, 1999			Exhibit 77Q1

File number 811-7540

Global High Income Dollar Fund Inc.

BY-LAWS AMENDMENT

RESOLVED:	That the Fund's By-Laws be, and they
hereby are, amended by adding the following
Sections 9 and 10 to Article II:

Section 9.	NOMINATION.  Subject to the rights of
holders of any class or series of stock having a preference over the Corporation's common stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder who is entitled to vote for the election of directors. However, any such stockholder may nominate a director only by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Secretary not less than (i) with respect to any nomination to be introduced at an annual meeting of stockholders, one hundred and twenty days in advance of the anniversary of the date the Corporation's proxy statement was first released to stockholders in connection with the previous year's annual meeting, and (ii) with respect to any nomination to be introduced at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record or beneficial owner of stock of the Corporation entitled to vote at such meeting (together with such proof thereof as would meet the requirements for proposals that are to be included in the Corporation's proxy statements pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor to such Rule) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting
(if such date shall then have been made publicly available) and as of the date of such notice. The chairperson of the meeting may refuse to acknowledge a nomination by any stockholder that is not made in compliance with the foregoing procedure.

Section 10.	STOCKHOLDER PROPOSAL.  Any stockholder
who is entitled to vote in the election of directors may submit to the Board of Directors proposals to be considered for submission to the stockholders of the Corporation for their vote. The introduction of any stockholder proposal that the Board of Directors decides should be voted on by the stockholders of the Corporation, shall be made by notice in writing delivered or mailed by first class
United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Secretary not less than (i) with respect to any proposal to be introduced at an annual meeting of stockholders, one hundred and twenty days in advance of the anniversary of the date the Corporation's proxy statement was first released to stockholders in connection with the previous year's annual meeting, and (ii) with respect to any proposal to be introduced at a special meeting of stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the proposal to be introduced; (b) the name and address of the stockholder who intends to make the proposal; (c) a representation that the stockholder is a holder of record or beneficial owner of stock of the Corporation entitled to vote at such meeting (together with such proof thereof as would meet the requirements for proposals that are to be included in the Corporation's proxy statements pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or any successor to such Rule) and intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice; and (d) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedure.